Item 77Q1: Exhibits
Federated High Income Bond Fund, Inc.
Amendment #13
to the By-Laws

(effective August 23, 2002)

Strike Section 1 - Article IV - OFFICERS and replace it with the following:

        Section 1.  GENERAL PROVISIONS.  The Officers of the
        Corporation shall be a President, one or more Vice Presidents, a Treasurer, and a Secretary. The Board of Directors, in its discretion, may elect or appoint a Chairman of the Board of Directors, one or more Vice Chairmen of the Board of Directors, and other Officers or agents, including one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers.
        A Vice President, the Secretary or the Treasurer may appoint an Assistant Vice President, an Assistant Secretary or an Assistant Treasurer, respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President and Vice President may not be held by the same person concurrently. It shall not be necessary for any Director or any Officer to be a holder of shares in any Series or Class of the Corporation.

Strike Sections 7 - 13 from Article IV - OFFICERS and replace it with the following:

        Section 7.  VICE CHAIRMAN OF THE BOARD OF DIRECTORS:
        The Vice Chairman, in the absence of the Chairman, shall perform such duties as may be assigned to him from time to time by the Board of Directors of the Corporation. The Vice Chairman need not be a Director.

        Section 8.  PRESIDENT.  The President for Federated High
        Income Bond Fund, Inc. shall be the principal executive officer of the Corporation. He shall, unless other provisions are made therefor by the Board or Executive Committee, employ and define the duties of all employees of the Corporation, shall have the power to discharge any such employees, shall exercise general supervision over the affairs of the Corporation and shall perform such other duties as may be assigned to him from time to time by the Board of Directors. In the absence of the Chairman of the Board of Directors, the President or an officer or Director appointed by the President, shall preside at all meetings of Shareholders.

	Section 9. VICE PRESIDENT. The Vice President (or if more than one, the senior Vice President) in the absence of the President shall perform all duties and may exercise any of the powers of the President subject to the control of the Board. Each Vice President shall perform such other duties as may be assigned to him from time to time by the Board of Directors, the Executive Committee, or the President.

	Section 10. SECRETARY. The Secretary shall keep or cause to be kept in books provided for the purpose the Minutes of the Meetings of the Shareholders, and of the Board of Directors; shall see that all Notices are duly given in accordance with the provisions of these By-Laws and as required by Law; shall be custodian of the records and of the Seal of the Corporation and see that the Seal is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; shall keep directly or through a transfer agent a register of the post office address of each Shareholder, and make all proper changes in such register, retaining and filing his authority for such entries; shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed; and in general shall perform all duties incident to the Office of Secretary and such other duties as may, from time to time, be assigned to him by the Board of Directors, the Executive Committee, or the President.

	Section 11. TREASURER. The Treasurer shall be the principal financial and accounting officer of the Corporation and have supervision of the custody of all funds and securities of the Corporation, subject to applicable law. He shall perform such other duties as may be from time to time assigned to him by the Board of Directors, the Executive Committee, or the President.

	Section 12.  ASSISTANT VICE PRESIDENT.  The Assistant
Vice President or Vice Presidents of the Corporation shall have such authority and perform such duties as may be assigned to them by the Board of Directors, the Executive Committee, or the President of the Corporation.

	Section 13. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The Assistant Secretary or Secretaries and the Assistant Treasurer or Treasurers shall perform the duties of the Secretary and of the Treasurer respectively, in the absence of those Officers and shall have such further powers and perform such other duties as may be assigned to them respectively by the Board of Directors or the Executive Committee or by the President.


	Section 14. SALARIES. The salaries of the Officers shall be fixed from time to time by the Board of Directors. No Officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

Item 77Q1: Exhibits
Federated High Income Bond Fund, Inc.

Amendment #14
to the By-Laws

Effective August 25, 2003

Insert the following into Article IV, Officers, and renumber Section 14 as Section 15:

Section 14. Chief Legal Officer. The Chief Legal Officer shall serve as Chief Legal Officer for the Corporation, solely for purposes of complying with the attorney conduct rules
("Attorney Conduct Rules") enacted by the Securities Exchange Commission pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 (the "Act"). The Chief Legal Officer shall have the authority to exercise all powers permitted to be exercised by a chief legal officer pursuant to Section 307 of the Act. The Chief Legal Officer, in his sole discretion, may delegate his responsibilities as Chief Legal Officer under the Attorney Conduct Rules to another attorney or firm of attorneys.

Item 77Q1: Exhibits
Federated High Income Bond Fund, Inc.

Amendment #14
to the By-Laws

Effective August 25, 2003

Insert the following into Article IV, Officers, and renumber Section 14 as Section 15:

Section 14. Chief Legal Officer. The Chief Legal Officer shall serve as Chief Legal Officer for the Corporation, solely for purposes of complying with the attorney conduct rules ("Attorney Conduct Rules") enacted by the Securities Exchange Commission pursuant to
Section 307 of the Sarbanes-Oxley Act of 2002 (the "Act").
The Chief Legal Officer shall have the authority to exercise all powers permitted to be exercised by a chief legal officer pursuant to Section 307 of the Act. The Chief Legal Officer, in his sole discretion, may delegate his responsibilities as Chief Legal
Officer under the Attorney Conduct Rules to another attorney or firm of attorneys.


Current as of:  8/18/94